June 1, 2023

Christian Brothers Investment Services, Inc.

Attention: Jeffrey A. McCoy

125 S. Wacker Drive, Suite 2400,
Chicago, IL 60606

Re:	Wellington Management Company LLP Sub-Advisory Fee Waiver for the Catholic Responsible Investments Multi-Style US Equity Fund

Ladies and Gentlemen:

Reference is made to that certain Sub-Advisory Agreement, dated as of November 17, 2021 (the “Agreement”), as amended, by and between Christian Brothers Investment Services, Inc. (the “Adviser”) and Wellington Management Company LLP (the “Sub-Adviser”), pursuant to which Sub-Adviser has agreed to provide certain sub-advisory services with respect to the Catholic Responsible Investments Multi-Style US Equity Fund (the “Multi-Style US Equity Fund”), a series of the Catholic Responsible Investments Funds (the “Trust”), as well as other series of the Trust.

The parties have agreed that the Sub-Adviser shall waive a portion of the sub-advisory fees for the Multi-Style US Equity Fund only otherwise payable to it under the Agreement as provided herein. Accordingly, the Sub-Adviser hereby agrees that for the period beginning on June 1, 2023 until the Termination Date (as defined below), the Sub-Adviser shall waive that portion of the fee to which it is otherwise entitled under the Agreement so that the Sub-Adviser’s fees shall be as follows:

[REDACTED]

As used herein “Termination Date” means earliest of (1) May 31, 2024, (2) the termination of the Agreement, or (3) the date as of which the Fund ceases to operate.

The arrangement set forth in this letter may be amended only with the written agreement of the parties hereto.

Please sign below to confirm your agreement with the foregoing.

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Charlie Mulhern
Name:	Charlie Mulhern
Title:	Senior Managing Director

Accepted and agreed:

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy
Title:	President and Chief Executive Officer

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS, ON BEHALF OF THE
CATHOLIC RESPONSIBLE INVESTMENTS MULTI-STYLE US EQUITY FUND

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President